Exhibit No. 11


                                   CNS, INC.

              Computation of Net Income per Share of Common Stock
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                                                  Three Months Ended  March 31,
                                                --------------------------------
                                                     1998              1997
                                                --------------     -------------
NET INCOME
 Net income                                       $    15,288       $ 1,321,493
                                                  ===========       ===========


BASIC NET INCOME PER SHARE
 Weighted average number of common
   shares outstanding                              18,374,000        19,205,000
                                                  ===========       ===========

 Basic net income per share                       $       .00       $       .07
                                                  ===========       ===========



DILUTED NET INCOME PER SHARE
  Weighted average number of common
    shares outstanding                             18,374,000        19,205,000
  Incentive stock options                             205,000           520,000
  Non qualified stock options                         173,000           319,000
                                                  -----------       -----------
 Weighted average number of common and
   assumed conversion shares                       18,752,000        20,044,000
                                                  ===========       ===========

 Diluted net income per share                     $       .00       $       .07
                                                  ===========       ===========


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